Exhibit 99.1

MEDIA CONTACT:	Nikki Klemmer 615-743-6132
FINANCIAL CONTACT:	Harold Carpenter 615-744-3742
WEBSITE:	www.pnfp.com

PINNACLE FINANCIAL REDEEMS ALL REMAINING

PREFERRED SHARES HELD BY U.S. TREASURY

NASHVILLE, Tenn., June 20, 2012 – Pinnacle Financial Partners, Inc. (Nasdaq/NGS: PNFP) announced that earlier today it redeemed all of the remaining outstanding preferred shares the Company originally issued to the U.S. Treasury under the TARP Capital Purchase Program. Pinnacle paid the Treasury approximately $71.6 million, which included accrued dividends of approximately $346,000. On Dec. 28, 2011, the Company redeemed 25 percent of the shares originally sold to the U.S. Treasury.

As a result of the redemption, the Company has accelerated the accretion of the remaining preferred stock discount, which will result in a one-time, non-cash charge to net income available to common stockholders of approximately $1.66 million during the second quarter of 2012, in addition to the normal quarterly non-cash accretion charge of approximately $231,000 incurred through the redemption date.

The Company financed a portion of the redemption with borrowings under a $25 million senior debt facility. The senior debt facility has a five-year maturity with a 10-year amortization and bears interest at a floating rate, which adjusts downward as the principal balance is reduced. There are no prohibitions or penalties on prepayment of the facility. The remaining funds used in the redemption were obtained from Company cash balances, which included a recent dividend from the Company’s banking subsidiary, Pinnacle National Bank.

“We are pleased to finalize the redemption of the preferred stock the Company issued to the Treasury,” said M. Terry Turner, Pinnacle’s president and chief executive officer. “Our goal for quite some time has been to accomplish the redemption without any further dilution to our common shareholders. We can now dedicate our resources to growing our franchise in two great banking markets, Nashville and Knoxville.”

Pinnacle Financial Partners, Inc. Redeems Remaining Outstanding U.S. Treasury Preferred Shares – 2 of 2

Pinnacle Financial Partners provides a full range of banking, investment, mortgage and insurance products and services designed for small- to mid-sized businesses and their owners and individuals interested in a comprehensive relationship with their financial institution. Comprehensive wealth management services, such as financial planning and trust, help clients increase, protect and distribute their assets.

The firm began operations in a single downtown Nashville location in October 2000 and has since grown to over $4.79 billion in assets at March 31, 2012. At March 31, 2012, Pinnacle is the second-largest bank holding company headquartered in Tennessee, with 29 offices in eight Middle Tennessee counties and three offices in Knoxville.

Additional information concerning Pinnacle can be accessed at www.pnfp.com.

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